Exhibit 99.1

Popular, Inc. Provides Unaudited Preliminary Financial Results for the Quarter Ended March 31, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 12, 2010--Popular, Inc. (“the Corporation”) (NASDAQ: BPOP) announced today a preliminary net loss of approximately $85 million for the quarter ended March 31, 2010, compared with a net loss of $213.2 million for the quarter ended December 31, 2009 and a net loss of $52.5 million for the quarter ended March 31, 2009. The principal items impacting the Corporation’s unaudited preliminary financial results for the quarter ended March 31, 2010, when compared with the quarters ended December 31, 2009 and March 31, 2009, were as follows:

  Net interest income for the first quarter of 2010 is estimated at approximately $269 million, compared with net interest income of $269.3 million for the quarter ended December 31, 2009 and $272.5 million for the quarter ended March 31, 2009. The net interest margin is estimated at 3.43% for the quarter ended March 31, 2010, compared with 3.28% for the quarter ended December 31, 2009 and 3.07% for the quarter ended March 31, 2009. Average earning assets for the quarter ended March 31, 2010 are estimated at approximately $31.5 billion, compared with $32.7 billion for the quarter ended December 31, 2009 and $35.6 billion for the quarter ended March 31, 2009.
  The provision for loan losses for the first quarter of 2010 is expected to be approximately $240 million or 107% of net charge-offs, compared with $352.8 million or 118% of net charge-offs for the quarter ended December 31, 2009 and $372.5 million or 188% of net charge-offs for the quarter ended March 31, 2009. The ratio of allowance for loan losses to loans held-in-portfolio is estimated to be approximately 5.53% at March 31, 2010, compared with 5.32% at December 31, 2009 and 4.19% at March 31, 2009.

  The decrease in the provision for loan losses for the quarter ended March 31, 2010 compared with the quarter ended December 31, 2009 reflects lower estimated net charge-offs by approximately $75 million, mainly in the Puerto Rico construction and commercial loan portfolios, and in the United States mainland home equity lines of credit portfolio, combined with higher reserve provisioning during the fourth quarter of 2009, particularly for the commercial loan sector. Also, the decrease in the estimated provision for loan losses for the first quarter of 2010 compared with the fourth quarter of 2009 relates to a reduction of approximately $635 million in loans held-in-portfolio, principally in the U.S. mainland. The reduction in loans held-in-portfolio is mostly reflected in the commercial, construction and consumer loan portfolios, which is in part influenced by lower loan origination activities in credit markets that continue to be tight and loan portfolios running-off in certain business areas that the Corporation exited during 2008 and 2009. Furthermore, the reduction in the loan portfolio relates to an estimated $224 million in loans charged-off during the quarter ended March 31, 2010.
  Non-interest income for the first quarter of 2010 is expected to be approximately $158 million, compared with non-interest income of $175.9 million for the quarter ended December 31, 2009 and $334.7 million for the quarter ended March 31, 2009. The decrease in non-interest income for the quarter ended March 31, 2010 when compared with the same quarter in 2009 is mostly driven by gains on the sale of investment securities of $182.7 million in the first quarter of 2009 associated with the sale of $3.4 billion of investment securities by Banco Popular de Puerto Rico. The non-interest income for the first quarter of 2010 was reduced by an estimated charge of approximately $16 million to increase the loss indemnity reserve for mortgage loans that had been previously sold with credit recourse by the Corporation’s Puerto Rico operations.
  Operating expenses for the first quarter of 2010 are estimated at approximately $281 million, compared with operating expenses of $298.8 million for the quarter ended December 31, 2009 and $304.2 million for the quarter ended March 31, 2009. The decrease in operating expenses for the first quarter of 2010 compared with the fourth quarter of 2009 is principally associated with lower business promotion, professional fees and valuation adjustments on other real estate properties, among other factors.

The unaudited preliminary financial results presented above are subject to the completion of the Corporation’s financial closing procedures. Those procedures have not been completed. Accordingly, these results may change and those changes may be material.

The Corporation expects to report its first quarter 2010 financial results on or about April 21, 2010. The news release including those results will include further discussion of the Corporation’s financial results, as well as information regarding financial condition, credit quality, capital ratios and segment reporting information.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including the Corporation’s unaudited preliminary financial results for the quarter ended March 31, 2010, are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 38th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular also provides processing technology services through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, Chief Financial Officer, Senior Executive Vice President, 787-754-1685
or
Media Relations:
Teruca Rullán, Senior Vice President, Corporate Communications, 787-281-5170 or 917-679-3596 (mobile)